Exhibit 10.6

GREEN PLAINS GRAIN COMPANY, LLC

a Delaware limited liability company

GREEN PLAINS GRAIN COMPANY TN LLC,

a Delaware limited liability company

and

GREEN PLAINS ESSEX INC., an Iowa corporation

$30,000,000.00 TERM LOAN

FROM

METROPOLITAN LIFE INSURANCE COMPANY

LOAN AGREEMENT

Dated as of October 28, 2011

Secured Promissory Note

Due November 1, 2021

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SECTION 6. AFFIRMATIVE COVENANTS	13

6.1. TO PAY NOTE	13
6.2. MAINTENANCE OF BORROWERS’ OFFICE	13
6.3. TO KEEP BOOKS	13
6.4. PAYMENT OF TAXES; CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES	13
6.5. TO INSURE	13

SECTION 7. RESTRICTIVE COVENANTS	14

7.1. CONSOLIDATED TOTAL FIXED CHARGE COVERAGE RATIO	14
7.2. WORKING CAPITAL	14
7.3. CONSOLIDATED LONG TERM INDEBTEDNESS TO CONSOLIDATED NET FIXED ASSETS RATIO	14
7.4. TOTAL TANGIBLE NET WORTH	14
7.5. RESTRICTED PAYMENTS; PLEDGE OF STOCK	14
7.6. MERGER, CONSOLIDATION, SALE OR LEASE	14
7.7. TRANSACTIONS WITH AFFILIATES	14
7.8. ENCUMBRANCES ON AND TRANSFERS OF THE COLLATERAL	15
7.9. SINGLE PURPOSE ENTITY	15

SECTION 8. DEFINITIONS	16

SECTION 9. DEFAULTS AND REMEDIES	21

9.1. EVENTS OF DEFAULT; ACCELERATION	21
9.2. SUITS FOR ENFORCEMENT	22
9.3. REMEDIES NOT WAIVED	22
9.4. REMEDIES CUMULATIVE	22
9.5. COSTS AND EXPENSES	23

SECTION 10. MISCELLANEOUS	23

10.1. LOSS, THEFT, DESTRUCTION OR MUTILATION OF NOTE	23
10.2. EXPENSES	23
10.3. STAMP TAXES, RECORDING FEES, ETC.	23
10.4. SUCCESSORS AND ASSIGNS	23
10.5. PAYMENT	23
10.6. NOTICES	24
10.7. SEVERABILITY	24
10.8. LAW GOVERNING; MODIFICATION	24
10.9. HEADINGS	24
10.10. COUNTERPARTS	24
10.11. USA PATRIOT ACT NOTICE	25
10.12. FINAL CREDIT AGREEMENT	25

EXHIBIT A	-	FORM OF NOTE

EXHIBIT B	-	OWNERSHIP OF COMPANIES AND SUBSIDIARIES

EXHIBIT C	-	PERSONAL PROPERTY ENCUMBRANCES

EXHIBIT D	-	ADVANCE REQUEST

iii

GREEN PLAINS GRAIN COMPANY, LLC,

a Delaware limited liability company

GREEN PLAINS GRAIN COMPANY TN LLC,

a Delaware limited liability company

and

GREEN PLAINS ESSEX INC., an Iowa corporation

LOAN AGREEMENT

October 28, 2011

Metropolitan Life Insurance Company

Agricultural Investments

10801 Mastin Blvd., Suite 930

Overland Park, Kansas 66210

Attention: Director

GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company; GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company (“GPGC TN”); and GREEN PLAINS ESSEX INC., an Iowa corporation (each a “Borrower” and collectively, the “Borrowers”), agree with Metropolitan Life Insurance Company (herein sometimes “MetLife” or “you”) as follows:

SECTION 1. LOAN; ISSUE OF NOTE; SECURITY; INTEREST.

1.1 Authorization. The Borrowers have duly authorized the issuance of a secured promissory note (the “Note”) due on that date which is ten (10) years from the first day of the first month following Closing (the “Maturity Date”), in the principal amount of $30,000,000.00, such Note to be in the form and have terms and provisions substantially as set forth in Exhibit A hereto.

1.2 Loan; Closing.

(a) The Borrowers hereby agree to borrow from you, and you, subject to the terms and conditions herein set forth, hereby agree to lend to the Borrowers up to $30,000,000.00 (the “Loan”) no later than October 31, 2011 (the “Closing Date”). The Loan will be disbursed in an initial advance, in the amount of Twenty Eight Million and No/100 Dollars ($28,000,000.00) (the “Initial Advance”) on the Closing Date, upon compliance with all terms and conditions of this Agreement.

(b) Subject to the terms and conditions of this Agreement and the Note, including but not limited to the conditions precedent set forth in Section 3.11 below, Lender agrees to advance to the Borrowers during the period beginning on the Closing Date and ending on May 1, 2012 (the “Commitment Termination Date”) an additional advance under the Loan as the Borrowers may request under this Section 1.2 (the “Subsequent Advance”); provided, however, that the total amount of the Initial Advance and the Subsequent Advance under the loan at any time outstanding shall not exceed Thirty Million Dollars ($30,000,000.00) or, if such amount is reduced pursuant to Section 1.2(d) below, shall not exceed the amount so reduced and in effect at such time (“Total Loan Commitment Amount”), and further provided that no more than one (1) Subsequent Advance may be requested prior to the Commitment Termination Date. Once the Subsequent Advance is made, the Borrowers shall repay but may not reborrow that Subsequent Advance, all as provided in this Agreement.

(c) An Authorized Person (defined below) on behalf of the Borrowers shall request the Subsequent Advance under the Loan by delivering to you by fax or by over-night courier an irrevocable written notice in the form of Exhibit “D”, appropriately completed (the “Advance Request”), which specifies:

(i) The principal amount of the requested Subsequent Advance, which shall be in an amount equal to $2,000,000.00; and

(ii) The date the requested Subsequent Advance is to be made, which date shall be a Business Day;

The Borrowers shall give the Advance Request to you not later than 12:00 P.M., Overland Park, KS time, at least two (2) Business Days before the date the requested Subsequent Advance is to be made. An Advance Request received by Lender after 12:00 P.M., Overland Park, KS, shall be considered to have been received by you on the following Business Day. The Advance Request shall be delivered by overnight courier or facsimile to the Central Regional Director at Lender’s office or sent to and received at the facsimile number specified in Section 10.6 between the hours of 9:00 a.m. and 3:00 p.m., Overland Park, KS, on a Business Day. The Subsequent Advance shall be made by MetLife wiring the funds to the Borrowers’ account with US Bank, ABA/Routing# 104000029, Green Plains Grain Company LLL, Cash Concentration Account #105701000199, SWIFT Code: USBKUS44IMT or to such other account of the Borrowers as Borrowers may in writing request (with such written request to contain the wiring instructions for such account).

Borrowers assume all risks regarding the validity, authenticity and due authorization of the Advance Request purporting to be made by or on behalf of Borrowers and the Subsequent Advance made by you upon receipt of the Advance Request shall become part of the outstanding indebtedness under the Loan. For purposes of this Agreement, an “Authorized Person” means any individual who is designated in writing signed by the Borrowers as having authority to request the Subsequent Advance, and any individual who is so designated shall remain an Authorized Person until Lender receives written notice to the contrary. As of the date hereof, the following persons are hereby designated as Authorized Persons, any of whom, acting alone, is authorized to request the Subsequent Advance by signing the Advance Request on behalf of the Borrowers: Jerry L. Peters.

(d) The commitment of MetLife to make the Subsequent Advance shall irrevocably terminate on the Commitment Termination Date without further notice. Prior to the Commitment Termination Date the Borrowers may terminate any commitment to make the Subsequent Advance in writing signed by an Authorized Person.

(e) The Loan will be evidenced by, and, subject to all other conditions precedent having been met, will be made against delivery to you at 10:00 A.M., Central Standard Time, on the Closing Date, at the offices of Metropolitan Life Insurance Company, Agricultural Investments, 10801 Mastin Blvd., Suite 930, Overland Park, Kansas 66210, Attn: Kevin Harshberger, Associate Director, or at such other time and place as the parties may agree, of a single Note payable to you or assigns, dated the Closing Date, duly executed by the Borrowers and in the aggregate principal amount of the Loan. Delivery of the Note hereunder shall be made against payment to the Borrowers or the holders of liens on the Facility (as hereafter defined) in Federal Reserve or other funds in the aggregate principal amount of the Note. The foregoing closing, including the execution of all other documents and instruments that may be required by you in connection therewith, shall be hereinafter referred to as the “Closing.”

1.3 Security. Payment of the Note shall be secured by (a) a first priority Deed of Trust, Security Agreement, UCC Fixture Filing and Assignment of Leases and Rents (the “Missouri Deed of Trust”) to be entered into by the Borrowers for real estate and other property located in Nodaway County, Missouri (the “Missouri Real Estate”); (b) first priority Deeds of Trust, Security Agreement, UCC Fixture Filing and Assignment of Leases and Rents (collectively, the “Tennessee Deeds of Trust”) to be entered into by the Borrowers for real estate and other property located in Gibson, Henry and Obion Counties, Tennessee (the “Tennessee Real Estate”); and (c) first priority Mortgages, Security Agreement, UCC Fixture Filing and Assignment of Leases and Rents (collectively, the “Iowa Mortgages”, the Missouri Deed of Trust, the Tennessee Deeds of Trust and the Iowa Mortgages are sometimes hereinafter collectively referred to as the “Deeds of Trust”) to be entered into by Borrower for real estate and other property located in Clay, Dickinson, Emmet and Page Counties, Iowa (the “Iowa Real Estate”); all with respect to, inter alia, the Borrowers’ grain storage facilities, and other real property, plant and equipment (excluding all tractors, trailers and forklifts) located at the Missouri Real Estate, Tennessee Real Estate and Iowa Real Estate as described in said Deed of Trust (collectively, the “Facility”) and related security instruments.

1.4 Interest Rate.

(a) The interest rate on the Note (the “Interest Rate”) shall be Six and No Hundredths Percent (6.00%) per annum, in the absence of an Event of Default, which rate shall be a fixed rate to the Maturity Date. The Interest Rate shall be applicable to the Initial Advance and the Subsequent Advance under the Loan.

(b) From and after an Event of Default, the Note shall bear interest at the Default Rate (as hereinafter defined). Following an increase in the Interest Rate by reason of an Event of Default, Lender shall reduce the rate to that in effect immediately prior to the Event of Default if the default is cured to the Lender’s satisfaction. This paragraph shall not be deemed to constitute a waiver of Lender’s remedies if an Event of Default occurs.

(c) In the event the interest provisions hereof or any exaction provided for herein or in the Collateral Documents shall result for any reason and at any time during the term of the Loan in an effective rate of interest which transcends the limit of the usury or any other law applicable to this loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied on principal immediately upon receipt and effect as though the payor had specifically designated such extra sums to be so applied to principal, and the holder of the Note shall accept such extra payment or payments as a premium-free prepayment. If any such amounts are in excess of the principal then outstanding, such excess shall be paid to the Borrower. In no event shall any agreed-to or actual exaction as consideration for the Loan transcend the limits imposed or provided by the law applicable to this transaction or the Borrowers in the jurisdictions in which the Facility or any other security for payment of the Note is located for the use or detention of money or for forbearance in seeking its collection.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

Each Borrower hereby jointly and severally represents and warrants to you as follows:

2.1 Financial Statements. MetLife has been furnished with copies of consolidated balance sheets of the Borrowers and all Subsidiaries of the Borrowers, if any Subsidiaries exist, as of September 30, 2011, and the related consolidated statements of operations, statements of stockholders’ or members’ capital and statements of cash flows of the Borrowers and their respective Subsidiaries for the fiscal years ended on said dates, reviewed in each case by an independent certified public accountant, or otherwise acceptable to you.

Said financial statements, including the related schedules and notes, are complete and correct and fairly present (a) the financial condition of the Borrowers and their Subsidiaries as at the respective dates of said balance sheets and (b) the results of the operations and changes in financial position of the Borrowers and their Subsidiaries for the fiscal years ended on said dates, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved.

2.2 No Material Changes. There has been no Material Adverse Change in either of the Borrowers or any of their Subsidiaries subsequent to September 30, 2011.

2.3 Organization, Authority and Good Standing; Subsidiaries. Exhibit B hereto correctly sets forth an entire listing of the Borrowers’ owners and their respective interests in the Borrowers. The ownership interests listed in Exhibit B are so owned as of the date of this Agreement, free and clear of all Liens, and all such ownership interests have been duly issued and are fully paid and non-assessable. No person has any right, contingent or otherwise, to purchase any such ownership interests. Exhibit B also correctly sets forth (a) the name and jurisdiction of organization of each Subsidiary of any Borrower, if any Subsidiary shall exist, and (b) a statement of the capitalization of each such Subsidiary and the ownership of its ownership interests. The ownership interests listed in Exhibit B as owned by any Borrower are so owned as of the date of this Agreement, free and clear of all Liens, and all such ownership interests have been duly issued and are fully paid and non-assessable. No person has any right, contingent or otherwise, to purchase any such ownership interests. The Borrowers and each of their Subsidiaries, if any, are duly organized and validly existing entities in good standing under the laws of Delaware and Iowa, as applicable, and each have the full power and authority to own the properties and assets and to carry on the business which they now own and carry on. The Borrowers and each of their Subsidiaries, if any, are duly qualified and in good standing as a foreign corporation or Entity in each jurisdiction wherein the nature of the property owned or leased by them or the nature of the business transacted by them makes such qualification necessary.

2.4 Title to Properties. The Borrowers and each of their respective Subsidiaries, if any, have good and marketable fee title to all the real properties (other than leaseholds) and good and marketable title to all other material property reflected on the balance sheet of the Borrowers and each of their Subsidiaries as of September 30, 2011, referred to in Section 2.1, or purported to have been acquired by any of the Borrowers or any of their Subsidiaries after said date, excepting, however, property sold or otherwise disposed of subsequent to said date in the ordinary course of business.

2.5 Leases and Liens. None of the properties or assets reflected in the consolidated balance sheet of the Borrowers or their Subsidiaries, if any, as of September 30, 2011, referred to in Section 2.1, or acquired by any of the Borrowers or any of their Subsidiaries after said date, is held by any of the Borrowers or their Subsidiaries subject to any Lien which would not be permitted by Section 7.8(a). The Borrowers and their Subsidiaries enjoy peaceful and undisturbed possession under all of the leases under which they are operating as lessees, and all such leases are valid, including, without limitation, in each instance, good title being vested in the lessor thereunder, and subsisting and in full force and effect.

2.6 Licenses. The Borrowers and their Subsidiaries, if any, possess and shall continue to possess all trademarks, trade names, copyrights, patents, governmental licenses, bonds, franchises, certificates, consents, permits and approvals necessary to enable them to carry on their business in all material respects as now conducted and to own and operate the properties material to their business as now owned and operated, without known conflict with the rights of others. All such trademarks, trade names, copyrights, patents, licenses, bonds, franchises, certificates, consents, permits and approvals which are material to the operations of the Borrowers and their Subsidiaries, taken as a whole, are valid and subsisting.

2.7 Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of any of the Borrowers or any of their Subsidiaries) pending or, to the knowledge of the Borrowers, or any of them, threatened against or affecting any of the Borrowers or any of their Subsidiaries at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve any of the transactions herein contemplated or the possibility of any material and adverse change in the business, operations, properties, assets, prospects or condition, financial or other, of the Borrowers and their Subsidiaries; and none of the Borrowers nor any of their Subsidiaries is in default or violation of any law or any rule, regulation, judgment, order, writ, injunction, decree or award of any court, arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default or violation might have a material adverse effect on the business, operations, properties, prospects or condition, financial or other, of the Borrowers and their Subsidiaries, taken as a whole, and for which sufficient funds have been deposited in escrow to pay, in the event of an adverse judgment, all damages claimed thereunder.

2.8 No Burdensome Provisions. None of the Borrowers nor any of their Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate or legislative restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects or in the future may (so far as the Borrowers can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or other, of the Borrowers and their Subsidiaries, taken as a whole.

2.9 Compliance with Other Instruments. None of the Borrowers nor any of their Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any bond, debenture, note or other evidence of Indebtedness of the Borrowers or any Subsidiary or contained in any instrument under or pursuant to which any thereof has been issued or made and delivered. Neither the execution and delivery of this Agreement and the Collateral Documents by the Borrowers, the consummation by the Borrowers of the transactions herein and therein contemplated, nor compliance by the Borrowers with the terms, conditions and provisions hereof and thereof and of the Note, or any of the Collateral Documents, will violate any provision of law or rule or regulation thereunder or any order, injunction or decree of any court or other governmental body to which any of the Borrowers or any of their Subsidiaries is a party or by which any term thereof is bound or conflict with or result in a breach of any of the terms, conditions or provisions of the corporate charter or bylaws of any Borrower or any of their Subsidiaries or of any agreement or instrument to which any Borrower or any of their Subsidiaries is a party or by which any Borrower or such Subsidiary is bound, or constitute a default thereunder, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Borrowers or any of their Subsidiaries (other than the Liens created by the Collateral Documents). No consent of the stockholders or members of any Borrower is required for the execution, delivery and performance of this Agreement, the Collateral Documents or the Note by the Borrowers, other than those delivered to you prior to Closing, if any.

2.10 Disclosure. Neither this Agreement, the Collateral Documents nor any of the exhibits hereto, nor any certificate or other data furnished to you in writing by or on behalf of the Borrowers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of the Borrowers, there is no fact which materially and adversely affects or in the future may (so far as the Borrowers can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or other, of the Borrowers and their Subsidiaries, taken as a whole, which has not been disclosed to you in writing.

2.11 ERISA. The Borrowers represent, warrant and covenant that they are acting on their own behalf and that as of the date hereof, they are not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each of the foregoing hereinafter referred to collectively as a “Plan”, and the assets of the Borrowers do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101. The Borrowers also represent, warrant and covenant that neither of them will be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

2.12 Regulation U; Use of Proceeds. None of the Borrowers nor any of their respective Subsidiaries owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 C.F.R., Chapter II, Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). The proceeds from the issuance of the Note will be used by the Borrowers to refinance existing debt and for capital projects and working capital. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. None of the Borrowers nor any agent acting on their behalf has taken or will take any action which might cause the transaction contemplated herein to violate said Regulation U, Regulation T (12 C.F.R., Chapter II, Part 220) or Regulation X (12 C.F.R., Chapter II, Part 224) or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

2.13 Tax Liability. The Borrowers and their Subsidiaries, if any, have filed all tax returns which are required to be filed and have paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon any Borrower and their Subsidiaries and upon their properties, assets, income and franchises which have become due and payable by any of the Borrowers or any of their Subsidiaries, except those wherein the amount, applicability or validity are being contested such Borrowers or any such Subsidiary by appropriate proceedings in good faith and in respect of which adequate reserves have been established. In the opinion of the Borrowers, all tax liabilities of the Borrowers, or any of them, and their Subsidiaries were adequately provided for as of September 30, 2011, and are now so provided for on the books of the Borrowers and their Subsidiaries.

2.14 Governmental Action. No action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by the Borrowers of this Agreement, the Collateral Documents or the Note (other than recordation of the Deeds of Trust in the Office of the County Recorder of Nodaway County, Missouri, Gibson, Henry and Obion Counties, Tennessee and Clay, Dickinson, Emmet and Page Counties, Iowa, the filing of financing statements in the Office of the Secretary of State of Delaware and Iowa, all of which will have been duly recorded or filed on or prior to the Closing Date).

2.15 Offering of Note. None of the Borrowers nor any agent acting on their behalf has, either directly or indirectly, sold or offered for sale or disposed of, or attempted or offered to dispose of, the Note or any part thereof, or any similar obligation of the Borrowers, to, or has solicited any offers to buy any thereof from, or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than you and no more than six other institutional investors; and the Borrowers agrees that no Borrower nor any agent acting on its behalf will sell or offer for sale or dispose of, or attempt or offer to dispose of, any thereof to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or delivery of the Note within the provisions of Section 5 of the Securities Act of 1933, as amended.

2.16 Hazardous Waste. Neither the Facility nor any portion thereof nor any other property owned or controlled at any time by any or all of the Borrowers or any Subsidiary has been or will be used by the Borrowers, any Subsidiary of the Borrowers, or any tenant of the Facility or any portion thereof for the production, release, storage, handling or disposal of hazardous or toxic wastes or materials other than those pesticides, herbicides and other agricultural and commercial chemicals customarily used in agricultural and commercial operations of the type currently conducted by the Borrowers in the Facility all of which have been and will be used in accordance with all applicable laws and regulations.

2.17 No Flood Zone. No part of the Facility is located within a flood zone.

2.18 No Affiliation. No director, officer, partner, member or stockholder of any of the Borrowers or of any Subsidiary is an officer or director of yours or is a relative of an officer or director of yours within the following categories: a son, daughter or descendant of either; a stepson, stepdaughter, stepfather, stepmother; father, mother or ancestor of either, or a spouse. It is expressly understood that for the purpose of determining any of the foregoing relationships, a legally adopted child of a person is considered a child of such person by blood.

2.19 No Foreign Person. None of the of the Borrowers nor any partner, member or stockholder of any Borrower is, and no legal or beneficial interest in a stockholder of any Borrower is or will be held, directly or indirectly, by, a “foreign person” under the International Investment and Trade in Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, the Foreign Investments in Real Property Tax Act of 1980, the amendments of such Acts or regulations promulgated pursuant to such Acts.

2.20 Title to Mortgaged Property and Collateral. The Borrowers have good and marketable title in fee simple to such of the Mortgaged Property (as defined in the Deeds of Trust) as constitutes real property and good and merchantable title to the all real and personal property collateral subject in each case to no Liens other than the Liens in favor of you and any Permitted Encumbrances.

2.21 Office of Foreign Asset Control. Borrower represents that, and agrees to furnish Lender on request evidence confirming that neither Borrower nor any partner, member or stockholder of Borrower is, and no legal or beneficial interest in a partner, member or stockholder of Borrower is or will be held, directly or indirectly by persons or entities appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, with respect to which entering into transactions with such a person or entity would violate OFAC or any other law. At all times throughout the term of the Loan, Borrowers and all of their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.

2.22 Additional Representations and Warranties. As of the date hereof, the representations and warranties contained in the Borrower’s Affidavit of even date herewith are true and correct.

SECTION 3. CONDITIONS OF THE LOAN.

Your obligation to make the Loan, as provided in Section 1.2, on the Closing Date shall be subject to the conditions precedent that you have received on or before the Closing Date in form and substance of satisfaction to your counsel, such assurances and evidence as you may require of the performance by the Borrowers of all their agreements theretofore to be performed hereunder, to the accuracy of their representations and warranties herein contained and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

3.1 Opinion of Borrowers’ Counsel. You shall have received on the Closing Date from Husch Blackwell, counsel for the Borrowers, a favorable opinion as to such matters incident to the transactions contemplated by this Agreement, in form and substance acceptable to you.

3.2 Legality. You shall have satisfied yourself that the Note shall qualify on the Closing Date as a legal investment for life insurance companies under the New York Insurance Law (without resort to any provision of such law, such as Section 1405(a)(8) thereof, permitting limited investments by you without restriction as to the character of the particular investment) and such purchase shall not subject you to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

3.3 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and the Collateral Documents, and all documents incidental thereto, shall be satisfactory in form and substance to you; and you shall have received copies of all documents which you may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance satisfactory to you.

3.4 Representations True; No Default. The representations and warranties of the Borrowers in this Agreement and in the Collateral Documents shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; on the Closing Date no event which is, or with notice or lapse of time or both would be, an Event of Default shall have occurred and be continuing; and you shall have received an affidavit, dated the Closing Date, of an authorized representative, as is applicable, of each of the Borrowers to each such effect.

3.5 Collateral Documents. You shall have received on the Closing Date fully executed original counterparts of each of the Collateral Documents.

3.6 Environmental Audit Results. Subject to the Post-Closing Agreement, the results of the environmental audit of the Facility, and any remedial action required to be taken by the Borrowers as a result of such audit, are complete and satisfactory to you.

3.7 Survey. Subject to the Post-Closing Agreement, either a current, ALTA as-built survey of the Facility or an updated ALTA as-built survey of the Facility certified to you along with an affidavit from Borrowers shall have been provided to you prior to the Closing Date. The surveys shall show as of its date the: (a) courses and measured distances of exterior property lines of the Facility, (b) the total number of acres constituting the Facility, (c) the location of adjoining roads, and (d) the location of setback lines and easements, identified by the book and page of recording of the instrument of record, if any, creating same. The Borrowers represent that no other more recent survey is available and that the matters thereon are in fact as represented on the date of the survey. The Borrowers further represent that there have been no material changes in the foregoing items since the date of the survey.

3.8 Title Requirements. Subject to the Post-Closing Agreement, you shall be furnished on the Closing Date with an ALTA 2006 Lender’s Policy of mortgagee title insurance policy or policies issued by a title insurance company or companies acceptable to you insuring that the Deeds of Trust are a first lien and that title to the Facility is not subject to other liens or assessments except for the Deeds of Trust and the other recorded documents securing the Loan, and such encumbrances as agreed to in writing by you and the Borrowers and insuring the Deeds of Trust for $30,000,000.00. The title insurance policy shall contain no exceptions other than those which are approved and accepted by you. The title insurance policy shall contain such endorsements as may be required by you and shall be paid for by the Borrowers, and the policy shall insure legal access to the Facility. You shall also be furnished with such UCC searches as you may require relating to the Borrowers and the Facility, which searches will confirm that your security interest and lien on all personal property and fixtures constitutes a first-priority security interest, except as shown on Exhibit C attached hereto. Any objectionable filings contained therein shall be released or amended as you may reasonably require.

3.9 Intercreditor Agreement. You shall have received on the Closing Date fully executed original counterparts of the Intercreditor Agreement.

3.10 Post-Closing Agreement. You shall have received on the Closing Date fully executed original counterparts of the Post-Closing Agreement.

3.11 Conditions to Subsequent Advances. MetLife’s obligation to make the Subsequent Advance under the Loan, as provided in Section 1.2, shall be subject to the further conditions precedent:

(a) Borrowers shall have delivered to you, the Advance Request, for such Subsequent Advance in accordance with this Agreement;

(b) On the date the Subsequent Advance is to occur and after giving effect to such Subsequent Advance, the following shall be true and correct:

(i) The representations and warranties of the Borrowers set forth in Section 2 of this Agreement and in the other Collateral Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date); and

(ii) No Event of Default has occurred and is continuing or will result from such Subsequent Advance, and no default has occurred or condition exists which with the giving of notice or the expiration of time or both would become such an Event of Default; and

(iii) The Note, the Loan Agreement and all of the Collateral Documents are in full force and effect.

(c) Borrowers shall have delivered to you (1) periodically, at any other time, at your option, upon your request, a report of title to the Facility and such title endorsements and title updates or Uniform Commercial Code searches showing no other liens on the Facility except for Permitted Encumbrances and such other assurances as may be required by Lender and/or by your title insurance company (with all escrow, title insurance, lien search, legal, and recording fees related to any such searches, due diligence, endorsements and assurances to be paid by Borrowers) to affirm the continued first priority of such Subsequent Advance under the terms of this Agreement and as secured by the Collateral Documents and to affirm that there are no other liens on the Facility except for Permitted Encumbrances and (2) on or prior to such Subsequent Advance such additional approvals, opinions or documents as Lender may reasonably request; and

(d) In addition to the items described in Section 3.11(c) above, Borrowers shall have delivered to you (1) all survey requirements and title requirements set forth in Sections 3.7 and 3.8 above, including all information related to the Missouri Real Estate; and (2) any other documentation or evidence required by you regarding the Facility.

(e) Without limiting the generality of the subsections (i) and (ii) of Section 3.11(b) above:

(i) No bankruptcy proceeding of the Borrowers or affecting or encumbering all or any portion of the Facility has been filed or occurred;

(ii) No failure to pay real estate taxes or special assessments related to all or any portion of the Facility prior to the time the same became delinquent or past due has occurred;

(iii) No Federal tax liens have been filed or issued with regard to any of the Borrowers;

(iv) No mechanic’s or materialman’s liens have arisen or been filed with regard to all or any portion of the Facility;

(v) No notice of foreclosure or action or other proceeding to enforce any mortgage or other lien on all or any portion of the Facility which is filed, created or entered or which arises subsequent to the date of the filing of the Deeds of Trust, UCC financing statements perfecting the security interests granted by Deeds of Trust, the Assignment or any of the other Collateral Document has been received by you.

The submission by Borrower to you of the Advance Request shall be deemed to be a representation and warranty by Borrower that each of the statements set forth above in this Section 3.11 is true and correct as of the date of such notice.

3.12 Lease Subordination. You shall have received on the Closing Date fully executed original counterparts of the Lease Subordination.

3.13 Loan Subordination. You shall have received on the Closing Date fully executed original counterparts of the Loan Subordination.

SECTION 4. FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES; ADDITIONAL INFORMATION; AND INSPECTION.

4.1 Financial Statements and Reports. From and after the date hereof and so long as you (or a nominee designated by you) shall hold the Note, the Borrowers will deliver or cause to be delivered to you in duplicate:

(a) as soon as practicable after the end of each fiscal quarter of the Borrowers and in any event within forty five (45) days after the end of each fiscal quarter, the self-prepared interim consolidated and consolidating income statements and balance sheets of the Borrowers and their Subsidiaries for such period and for that part of the fiscal year ended with such period and the consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as at the end of such period, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous periods (except as otherwise stated therein or in the notes thereto) and certified by an Officer of each Borrower as presenting fairly the financial condition and results of operations of the Borrowers and their Subsidiaries as at the end of and for the fiscal periods to which they relate, subject to the Borrowers’ year-end adjustments;

(b) as soon as practicable after the end of each fiscal year of GPRE, and in any event within ninety (90) days after the end of each fiscal year, the audited consolidated and consolidating balance sheet and related consolidated and consolidating statements of earnings, member’s capital and cash flows of GPRE and its

Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and audited by an independent certified public accountant, selected by GPRE and reasonably acceptable to you, stating that such financial statements present fairly the consolidated and consolidating financial condition and results of operations and cash flows of GPRE and its Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted accounting principles;

(c) concurrently with the financial statements delivered pursuant to Section 4.1(a) a certificate of an Officer of each Borrower (the form of which will be provided by you) (1) setting forth, as of the end of the preceding fiscal quarter, the extent to which the Borrowers and their Subsidiaries have complied with the requirements of Sections 7.1 through 7.4, inclusive, including in each case a brief description, together with all necessary computations, of the manner in which such compliance was determined and the respective amounts as of the end of or for such fiscal quarter of Consolidated Total Fixed Charge Coverage Ratio, Consolidated Total Indebtedness, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Total Fixed Charges, Consolidated Net Fixed Assets, Consolidated Net Income, Consolidated EBITDA, Consolidated Tangible Net Worth, Consolidated Liabilities and Consolidated Working Capital, and the amount available for dividends pursuant to Section 7.5, (2) stating that a review of the activities of the Borrowers and their Subsidiaries during the preceding fiscal quarter has been made under his or her supervision to determine whether the Borrowers have fulfilled all of their obligations under this Agreement, the Collateral Documents and the Note, (3) stating that, to the best of his or her knowledge, the Borrowers are not and have not been in default in the fulfillment of any of the terms, covenants, provisions or conditions hereof and thereof and no Event of Default or event which, with notice or lapse of time or both, would become an Event of Default exists or existed or, if any such default or Event of Default or event exists or existed, specifying such default, Event of Default or event and the nature and status thereof, and (4) giving, in the event of the formation or acquisition of a Subsidiary during the preceding fiscal quarter, the name of such Subsidiary, its jurisdiction of incorporation and a brief description of its business;

(d) as soon as practicable, copies of all financial statements, proxy statements and reports as GPRE, the Borrowers or any of them or any of their Subsidiaries shall send or make available generally to their stockholders or any governmental agency or agencies and regular periodic reports, if any, which it or any of its Subsidiaries, may file with any governmental agency or agencies;

(e) immediately upon a responsible officer of any Borrower becoming aware of the existence of a condition, event or act which constitutes an Event of Default or an event of default under any other evidence of Indebtedness of any Borrower or any Subsidiary, or an event which, with notice or lapse of time or both, would constitute such an Event of Default or event of default, a written notice specifying the nature and period of existence thereof and what action the Borrower or such Subsidiary, as the case may be, is taking or proposes to take with respect thereto;

(f) immediately upon a responsible officer of the Borrowers’ becoming aware of the occurrence of any (1) “reportable event,” as defined in Section 4043(b) of ERISA, or (2) non-exempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended in connection with any “employee pension benefit plan,” as defined in Section 3 of ERISA, or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrowers are taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect thereto;

(g) promptly upon a responsible officer of the Borrowers (or any of them) becoming aware of the occurrence of (1) any surrender of assets of any of the Borrowers or any Subsidiary in satisfaction of any Indebtedness, (2) the dissolution of any operating partnership or real estate ownership partnership of any of the Borrowers or any Subsidiary, (3) the termination or expiration of any lease of real property to which any of the Borrowers or any Subsidiary is lessee or lessor, (4) any nonuse of property by any Borrower for a period of more than one hundred eighty (180) days, or (5) the commencement of any litigation, including any arbitration or mediation, and of any proceedings before any governmental agency and the occurrence of any item (2) through (5)

of this subsection (g) which could materially and adversely affect the business, properties, prospects or financial condition of any of the Borrowers and their Subsidiaries taken as a whole (including any such action commenced by counterclaim), written notice specifying the nature thereof and what action the Borrowers or such Subsidiary, as the case may be, are taking with respect thereto;

(h) such other information as to the business and properties of the Borrowers and of their Subsidiaries, including consolidated and consolidating financial statements of the Borrowers or any of them and their Subsidiaries, and financial statements and other reports filed with any governmental department, bureau, commission or agency, as you may from time to time reasonably request.

4.2 Inspection. From and after the date hereof and so long as you (or a nominee designated by you) shall hold the Note, you shall have the right (i) to visit and inspect, with previous notification, at your expense, any of the properties, all at such reasonable times and as often as you may reasonably request, of the Borrowers or of any of their Subsidiaries (including any property not owned by the Borrowers or any Subsidiary but upon which any security for the Loan may be located), to examine their books of account and those of any Subsidiaries and to discuss the affairs, finances and accounts of the Borrowers and any Subsidiaries with their and their officers and managers and independent public accountants, and (ii) to contact such third parties doing business with either of the Borrowers, and to engage in other auditing procedures as you deem reasonable to ensure the validity of your security interests or the accuracy of the Borrowers’ representations, warranties and certifications. In connection with such inspections, you and your engineers, contractors and other representatives shall have the right to perform such environmental audits and other environmental examinations of the Facility as you deem necessary or advisable from time to time; provided, however, that you have a reasonable belief that there has been a material change to the environmental condition of the Facility. If you elect to perform an environmental audit and such audit indicates the possible existence of a recognized environmental condition, then the Borrowers will pay the cost of such audit, together with any subsequent audit or remedial work that may be required to eliminate such condition.

SECTION 5. PAYMENT OF NOTE.

5.1 Interest Payments and Principal Payments - Mandatory and Optional Prepayment.

(a) All accrued interest on the Note shall be due and payable on the first day of the first day of the first month following Closing.

(b) The Borrowers covenant and agree that they will pay on the first day of each and every month, commencing on December 1, 2011, a level payment of principal sufficient to amortize the Note in full over a 15-year period plus interest. Such payments shall be made on the first day of each and every month until the Maturity Date, on which date the entire remaining outstanding balance of the Loan, and all accrued interest thereon, shall be due and payable. In the event a Subsequent Advance is disbursed, amount of such monthly principal installment payment will be adjusted by you from time to time, commencing on the first day of the first full month after the Subsequent Advance, in order to fully amortize the Loan during the remainder of such 15-year amortization period.

(c) The Borrowers may, at their option, prepay the Note in whole or in part (in integral multiples of $10,000) on the due date of any payment due hereunder at a price equal to the Prepayment Price, as hereafter defined, with accrued interest to the date of prepayment. The Borrowers shall give notice of any such prepayment to the holder of the Note not less than 30 nor more than 60 days prior to the date fixed in such notice for prepayment (“Prepayment Date”). Principal shall be applied to the outstanding principal balance in the inverse order of maturity. No Prepayment Price shall be charged to any payment made within sixty (60) calendar days of the Maturity Date.

5.2 Prepayment of Note Upon Change of Control. In the event that a Change of Control Date (as hereinafter defined) shall occur, the Company will, within 10 days after such Change of Control Date, give you written notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto. Upon the occurrence of a Change of Control Date, the Borrowers will prepay, if you shall so request, all of the Note which you then hold at the Prepayment Price (as hereinafter defined) plus interest accrued to the date of prepayment. Said request (the “Prepayment Notice”) shall be made by you in writing not later than the later of (a) 60 days after the Change of Control Date and (b) 50 days after you receive notice of the Change of Control Date, and said request shall specify the date (also referred to as the “Prepayment Date”) upon which the Borrowers shall prepay the Note held by you, which date shall be not less than 30 days nor more than 60 days from the date of the Prepayment Notice.

The Prepayment Price shall be determined by you in good faith, as of 5:00 p.m., New York time, on the fifth Business Day (as hereinafter defined) prior to the Prepayment Date. Such Prepayment Price, as calculated by you, will be binding upon the Borrowers, absent manifest error. Promptly upon such determination you shall notify the Borrowers in writing of the amount of such Prepayment Price, setting forth in reasonable detail the computation thereof.

On the Prepayment Date, the Borrowers shall prepay the Note held by you at the Prepayment Price plus interest accrued thereon to the Prepayment Date. Payment of the Prepayment Price shall be made as provided in Section 10.5.

The term “Change of Control Date” shall mean the first day on which any Person, or group of related Persons (i) should acquire greater than 50% beneficial ownership or voting interest, directly or indirectly, in a Borrower or GPRE; (ii) shall acquire directly or indirectly, or control all or substantially all of the assets of a Borrower or GPRE; or (iii) acquire beneficial ownership directly or indirectly, or control of greater than 50% of the outstanding Voting Stock of an entity with or into which a Borrower has merged or consolidated, whether pursuant to a statutory merger or consolidation or otherwise. A transfer of ownership interests under the terms of a will or by intestate succession shall not be deemed a transfer under the terms of this paragraph.

The term “Prepayment Price” shall mean the greater of (x) par, and (y) the sum of the values of (1) each remaining mandatory principal payment prior to the next interest rate adjustment date, if any, or the Maturity Date, as the case may be, and (2) the principal payment at maturity (if there is an interest rate adjustment date, the entire outstanding principal balance as of such date shall be deemed due and payable solely for purposes of determining the Prepayment Price) (each such mandatory payment and such payment at the Maturity Date being herein referred to as a “Payment”) plus the value of all related scheduled interest payments on the Note to be prepaid during the period from the Prepayment Date to the date of each Payment. The value of each Payment and such related scheduled interest payments shall be determined by discounting, at the applicable Treasury Rate plus fifty (50) basis points, such Payment and such related scheduled interest payments from the respective scheduled payment dates of such Payment and such related scheduled interest payments to the Prepayment Date. The Treasury Rate with respect to each Payment and such related scheduled interest payments is the yield which shall be imputed, by linear interpolation, from the current weekly yield of those United States Treasury Notes having maturities as close as practicable to the scheduled payment date of the Payment, as published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication thereto.

5.3 Interest After Date Fixed for Principal Payment or Prepayment. In the event the Borrowers shall fail to pay such Note or any payment owing in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which the Borrowers have notified you) on the date fixed for such principal payment or prepayment, in which event such Note or such portion, as the case may be, shall bear interest at the Overdue Interest Rate from and after such date until paid and, so far as may be lawful, any overdue installment of interest shall bear interest at said rate.

5.4 Prepayment of Loan in the Event of Casualty Loss or Condemnation. In the event of a Casualty or Condemnation (as each term is defined in the Deeds of Trust) which results in a partial or full prepayment of the Loan from insurance proceeds, such proceeds shall be deemed applied to the balance of the Loan at a price equal to the applicable Prepayment Price.

SECTION 6. AFFIRMATIVE COVENANTS.

The Borrowers covenant and agree that so long as the Note shall be outstanding:

6.1 To Pay Note. The Borrowers will punctually pay or cause to be paid the principal and interest (and Prepayment Price, if any) to become due in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which the Borrowers have notified you).

6.2 Maintenance of Borrowers’ Office. The Borrowers will maintain an office at 450 Regency Parkway, Suite 400, Omaha, NE 68114 (or such other place in the United States of America as the Borrowers may designate in writing to the holder of the Note).

6.3 To Keep Books. The Borrowers will, and will cause each of their Subsidiaries to, keep proper books of record and account in accordance with generally accepted accounting principles.

6.4 Payment of Taxes; Corporate Existence; Maintenance of Properties. Each Borrower will, and will cause any and all of its Subsidiaries to:

(a) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it, its income or profits or its property before the same shall become in default, as well as all lawful claims and liabilities of any kind (including claims and liabilities for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided, however, that none of the Borrowers nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrowers or any such Subsidiary shall have set aside on its books reserves in respect thereof (segregated to the extent required by generally accepted accounting principles) deemed adequate in the opinion of the Borrowers’ managers or other governing body;

(b) subject to Section 7.6(a), do all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that none of the Borrowers’ managers nor Board of Directors nor any Subsidiary shall be required to preserve any right or franchise if any of the Borrowers’ managers or other governing body shall reasonably determine that the preservation thereof is no longer desirable in its conduct of business; and

(c) maintain and keep all its properties used or useful in the conduct of its business in good condition, repair and working order and supplied with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

6.5 To Insure. Each Borrower will, and will cause each of its Subsidiaries to (in addition to the insurance required to be maintained pursuant to the Deeds of Trust:

(a) keep all of its insurable properties owned by it insured against all risks usually insured against by persons operating like properties in the same geographical areas where the properties are located, all in amounts sufficient to prevent the Borrowers or such Subsidiary, as the case may be, from becoming a coinsurer within the terms of the policies in question, but in any event in amounts not less than the full replacement value thereof;

(b) maintain comprehensive public liability insurance against claims for personal injury, death or property damage suffered by others upon or in or about any premises occupied by it or occurring as a result of its maintenance or operation of any airplanes, automobiles, trucks or other vehicles or other facilities (including, but not limited to, any machinery used therein or thereon) or as the result of the use of products sold by it or services rendered by it, which coverage shall provide for a combined single limit of $1,000,000 per occurrence;

(c) maintain such other types of insurance with respect to its business as is usually carried by persons of comparable size engaged in the same or similar business and similarly situated; and

(d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any State or jurisdiction in which it may be engaged in business.

SECTION 7. RESTRICTIVE COVENANTS.

The Borrowers each jointly and severally covenant and agree that so long as the Note shall be outstanding:

7.1 Consolidated Total Fixed Charge Coverage Ratio. Commencing as of the last day of the fourth fiscal quarter of 2011, the Borrowers’ Consolidated Total Fixed Charge Coverage Ratio shall not at the end of any fiscal quarter, for the rolling four fiscal quarters then ending, be less than 1.25 to 1.00.

7.2 Working Capital. The Borrowers shall maintain Working Capital of not less than $30,000,000.00 as of the end of each fiscal quarter.

7.3 Consolidated Long Term Indebtedness to Consolidated Net Fixed Assets Ratio. The Borrowers shall not at any time permit the ratio of Consolidated Long Term Indebtedness to Consolidated Net Fixed Assets to exceed 0.70 to 1.00.

7.4 Total Tangible Net Worth. The Borrowers shall maintain Total Tangible Net Worth of not less than $50,000,000.00 as of the Closing Date, with such minimum Total Tangible Net Worth amount being increased by an amount equal to fifty percent (50%) of the Consolidated Net Income for each fiscal year, without reduction for losses, commencing with the results of the financial statements required pursuant to Section 4.1(b) for the fiscal year ending December 31, 2011.

7.5 Restricted Payments; Pledge of Stock.

(a) The Borrowers and their Subsidiaries will not, directly or indirectly, make any Restricted Payments or incur any liability to make any Restricted Payments (1) exceeding 80% of Consolidated Net Income, and (2) unless, immediately after giving effect to such action, there shall not exist any Event of Default or event which, with notice or lapse of time or both, would become an Event of Default.

(b) All dividends, distributions, purchases, redemptions, retirements, acquisitions, or payments made pursuant to this Section 7.5 in property other than cash shall be included for purposes of calculations pursuant to this Section 7.5 at the fair market value thereof (as determined in good faith by the Borrowers’ and their Subsidiaries’ managers or members) at the time of declaration of such dividend or at the time of making such distribution, purchase, redemption, retirement, acquisition or payment.

(c) The Borrowers’ and their Subsidiaries’ outstanding stock or membership or other equity interests shall remain free and clear of any and all Liens at all times.

(d) The Borrowers will not create any Subsidiaries without your prior written consent.

7.6 Merger, Consolidation, Sale or Lease. None of the Borrowers nor any of their Subsidiaries will consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of its properties and assets without the prior written consent of MetLife.

7.7 Transactions with Affiliates.

(a) The Borrowers will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arm’s length dealing in the ordinary course of business with a Person not an Affiliate; provided, however, that any transaction for the sale of corn between any Borrowers or any Subsidiaries and any Affiliates which own or operate an ethanol plant shall be permitted if such transaction is the result of arm’s lengths dealing in the ordinary course of business and on standard terms similarly available to a Person not an Affiliate and such terms do not include any dated receivable provisions.

(b) The Borrowers will not, and will not permit any Subsidiary, to make any loans to any Affiliates, including GPRE. The Borrowers hereby agree that, to the extent there are any inter-company loans involving the Borrowers and/or any Subsidiary on a date on which an Event of Default exists, no payment of any amounts owing in connection therewith may be made until the earlier of your waiver of such Event of Default or the repayment in full of all amounts owing to you in connection with the Loan. To the extent any amounts are received in any manner whatsoever in connection with such inter-company loans by an obligee thereof during the period described in the immediately preceding sentence, such amounts shall be held in trust for and paid over to you until you are in receipt of all amounts owing to you in connection with the Loan.

7.8 Encumbrances On and Transfers of the Collateral.

(a) Except for Permitted Encumbrances, the Borrowers and their Subsidiaries will not create, incur, assume or suffer to exist any Lien on any of the Collateral or any interest therein.

(b) Except as permitted by Sections 7.6(a) above, the Borrowers and their Subsidiaries will not sell, convey, lease, assign or otherwise transfer all or any of the Collateral or any interest therein whether voluntarily or by operation of law. Notwithstanding anything contained in the foregoing sentence to the contrary, the Borrowers may sell or otherwise dispose of, free from the lien of the Collateral Documents, furniture, furnishings, equipment, tools, appliances, machinery, fixtures, or appurtenances subject to the lien thereof, which may become worn out, undesirable, obsolete, disused or unnecessary for use in the operation of the Facility, not exceeding in value at the time of disposition thereof Two Hundred Thousand Dollars ($200,000.00) for any single transaction, or a total of Four Hundred Thousand Dollars ($400,000.00) in any one fiscal year, upon replacing the same by, or substituting for the same, other furniture, furnishings, equipment, tools, appliances, machinery, fixtures, or appurtenances not necessarily of the same character, but of at least equal value to the Borrowers and costing not less than the amount realized from the property sold or otherwise disposed of, which shall forthwith become, without further action, subject to the lien and security interest of the Collateral Documents.

(c) The Borrowers and their Subsidiaries shall have no outstanding or incur any Indebtedness, except the following if not otherwise prohibited under this Agreement or any other documents evidencing the Loan: (i) liabilities and obligations to MetLife or any Affiliate of MetLife; (ii) normal trade credit; (iii) lease obligations or debt incurred for the purpose of purchasing equipment used in the ordinary course of business in an amount not to exceed in the aggregate $2,000,000.00; (iv) liabilities and obligations to the lenders pursuant to the BNP Credit Agreement; (v) repurchase obligations under Commodity Repurchase Agreement; (vi) guaranty obligations with respect to Indebtedness permitted pursuant to clauses (i) through (vi); (vii) liabilities and obligations of any Affiliate of any of the Borrowers in existence on the Closing Date; and (viii) other liabilities and obligations in existence on the Closing Date and disclosed in the most recent financial statement submitted to MetLife, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder.

7.9 Single Purpose Entity. So long as any portion of the Loan remains outstanding, each Borrower shall be and remain a single purpose entity, and each Borrower’s organizational documents shall provide that such Borrower shall not:

(a) engage in any business other than owning and operating the Facility;

(b) acquire or own a material asset other than the Facility and incidental personal property;

(c) maintain assets in a manner difficult to segregate and identify, or commingle its assets with the assets of any other person or entity;

(d) fail to hold itself out to the public as a legal entity separate and apart from any other entity;

(e) fail to conduct business solely in its name or fail to maintain records, accounts, or bank accounts separate from any other person or entity;

(f) file or consent to the filing of a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make any assignment for the benefit of its creditors, without the unanimous consent of such Borrower’s partners or members, as applicable;

(g) incur additional indebtedness (other than indebtedness in favor of MetLife) except for trade payables in the ordinary course of business of owning and operating the Facility, provided that all such trade payables must be paid within ninety (90) days of the date incurred;

(h) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets; or

(i) modify, amend or revise its organizational documents.

SECTION 8. DEFINITIONS.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

“Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with either or both of the Borrowers or any Subsidiary or which beneficially owns or holds or has the power to direct the voting power of 35% or more of any class of voting stock of any of the Borrowers or any Subsidiary or other equity interests having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“BNP Credit Agreement” means that certain Credit Agreement dated October 28, 2011 or amendment, modification, successor or replacement thereto by and among Borrowers, the Revolving Credit Agent and any lenders thereto.

“Business Day” means any day on which banks are required to be open to carry on their normal business in the State of New York.

“Capital Lease” means and includes at any time any lease of property, real or personal, which in accordance with GAAP would at such time be required to be capitalized on a balance sheet of the lessee.

“Capital Lease Obligation” means at any time the capitalized amount of the rental commitment under a Capital Lease which in accordance with GAAP would at such time be required to be shown on a balance sheet.

“Collateral” means all property and assets, and proceeds thereof, subjected, or intended to be subjected, at any time to the Liens of any of the Collateral Documents, with the exception of any furnishings or furniture.

“Collateral Documents” means this Agreement, the Note, the Deeds of Trust, and any and all other documents and instruments executed by the Borrower, or any of them, with respect to the Loan.

“Commodity Repurchase Agreement” means any (a) grain repurchase agreement, grain reverse repurchase transaction or grain forward agreement with an embedded option to repurchase, or substantially similar agreement, entered into by the Borrowers, and (b) any futures contract, exchange-for-risk, exchange-for-physical, exchange-for-swap or similar agreement involving grain entered into by the Borrower in connection therewith or to hedge the risk thereof.

“Consolidated Assets” means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as assets on the consolidated balance sheet of the Borrowers and their Subsidiaries.

“Consolidated Current Assets” means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as current assets on the consolidated balance sheet of the Borrowers and their Subsidiaries.

“Consolidated Current Liabilities” means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as current liabilities on the consolidated balance sheet of the Borrowers and their Subsidiaries.

“Consolidated EBITDA” shall mean the sum of the Borrowers and their Subsidiaries (a) Consolidated Net Income plus (to the extent deducted in calculating such Consolidated Net Income) (i) Interest Charges of the Borrowers and their Subsidiaries, (i) Federal, state, local and foreign income taxes, and (iii) depreciation and amortization, minus (iv) any other extraordinary income of the Borrowers and their Subsidiaries, and, (v) any recovery of non current assets, all for the four most recent consecutive quarters.

“Consolidated Liabilities” means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as liabilities on the consolidated balance sheet of the Borrowers and their Subsidiaries.

“Consolidated Long-Term Indebtedness” means, without duplication, (i) all Consolidated Liabilities which by their terms matures more than one year from the date as of which any determination of Consolidated Long-Term Indebtedness is made, (ii) any Consolidated Liabilities maturing within one year from such date which is renewable at the option of the obligor beyond one year from such date, including any Consolidated Liabilities renewable or extendible (whether or not theretofore renewed or extended) under, or payable from the proceeds of other Consolidated Liabilities which may be incurred pursuant to the provisions of, any revolving credit agreement or other similar agreement, and (iii) Capital Lease Obligations. “Consolidated Long-Term Indebtedness” shall not include (i) deferred items and minority interests, or (ii) Consolidated Liabilities consisting of revolving lines of credit under the BNP Credit Agreement.

“Consolidated Net Fixed Assets” means, as of the date of determination thereof, the Consolidated Assets of the Borrowers and their Subsidiaries, less (without duplication of deductions) the sum of the following:

(a) the amount at which intangible assets (such as patents, patent rights, trademarks, trademark rights, trade names, copyrights, licenses, good will, or other items treated as intangible under GAAP) are carried on such balance sheet;

(b) items appearing on said balance sheet as Consolidated Current Assets;

(c) depreciation and asset valuation reserves;

(d) the amount, if any, at which any of the ownership interests of the Borrowers and their Subsidiaries appear on the asset side of such balance sheet; and

(e) all Restricted Investments of the Borrowers and their Subsidiaries.

“Consolidated Net Income” means the consolidated net income of the Borrowers and their Subsidiaries, after eliminating inter-company items, all as consolidated and determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of the date of determination thereof, the excess of Consolidated Net Fixed Assets over Consolidated Liabilities.

“Consolidated Total Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA plus cash equity injections received from GPRE minus Maintenance Capital Expenditures and minus actual interest expense on working capital financings to (b) Consolidated Total Fixed Charges, measured as of the last day of each fiscal quarter for the rolling four quarters then ending.

“Consolidated Total Fixed Charges” means, actual scheduled principal payments on long-term Indebtedness and actual interest expenses incurred during any period, as shown on the consolidated financial statements of the Borrowers and their Affiliates and Subsidiaries.

“Consolidated Total Indebtedness” shall mean the sum of:

(i) any obligation of the Borrowers and their Subsidiaries for borrowed money, which under GAAP is shown on the balance sheet as a liability (including, without limitation, Capital Lease Obligations but excluding reserves for deferred income taxes, operating leases, deferred pension liability and other deferred expenses and reserves); and

(ii) Indebtedness of the Borrowers and their Subsidiaries secured by any Lien existing on property owned subject to such Lien, whether or not the Indebtedness secured thereby shall have been assumed; and

(iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contractual commitments of the Borrowers and their Subsidiaries (whether direct or indirect in connection with obligations, stock or dividends of any person), in each case after eliminating inter-company items and as determined in accordance with GAAP.

“Consolidated Working Capital” means Consolidated Current Assets minus Consolidated Current Liabilities.

“Default Rate” or “Overdue Interest Rate” means five percent (5%) per annum over the interest rate in effect immediately prior to the time of the default; provided, however, that in either event the Overdue Interest Rate shall not exceed the maximum rate allowed by applicable law.

“Entity” means a corporation, a limited liability company, a partnership, a joint venture, a trust, or any other organization created pursuant to the laws of any state, or an unincorporated organization or a government or any agency or political subdivision thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Events of Default” has the meaning specified in Section 9.1.

“GAAP” means, as to a particular Entity and at a particular time of determination, such accounting principles as, in the opinion of the independent public accountants regularly employed by such Entity, conform at such time of determination to generally accepted accounting principles.

“GPRE” means Green Plains Renewable Energy, Inc., an Iowa corporation.

“Indebtedness” means and includes (i) all indebtedness or obligations for money borrowed or for the purchase price of property (exclusive of orders or commitments made in the ordinary course of business for future delivery of goods or services prior to the time the obligation to pay becomes firm) and any notes payable and drafts accepted representing extensions of credit, whether or not representing indebtedness or obligations for money borrowed or for the purchase price of property, (ii) indebtedness or obligations secured by or constituting any Lien existing on property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness or obligations secured thereby shall have been assumed, (iii) Capital Lease Obligations, (iv) guarantees and endorsements of (other than endorsements for purposes of collection in the ordinary course of business), and obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and other contingent obligations in respect of, or to purchase or otherwise acquire or service, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and (v) all indebtedness, liabilities or obligations (whether or not representing money borrowed) in effect guaranteed by an agreement, contingent or otherwise, to make a loan, advance or capital contribution to or other investment in the debtor for the purpose of assuring or maintaining a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the debtor for such purpose. A renewal or extension of any Indebtedness without increase in the principal amount thereof shall not be deemed to be the incurrence of the Indebtedness so renewed or extended. In case any Entity shall become a Subsidiary, such Entity shall be deemed to have incurred at the time it becomes a Subsidiary all Indebtedness of such Entity outstanding immediately thereafter.

“Intercreditor Agreement” that certain Intercreditor Agreement dated as of the date hereof by and between the Revolving Credit Agent and MetLife and acknowledged by the Borrowers.

“Interest Charges” means, with respect to any Indebtedness of the Borrowers, or either of them, or any of their Subsidiaries for any period, all amounts which would, in accordance with GAAP, be deducted in computing Consolidated Net Income for such period on account of interest on such Indebtedness, including without limitation imputed interest in respect of Capital Lease Obligations and amortization of debt discount and expense.

“Lender” means Metropolitan Life Insurance Company, a New York corporation, and/or its affiliates or designees

“Lien” means any mortgage, lien, pledge, security interest, encumbrance or charge of any kind, whether or not consensual, any conditional sale or other title retention agreement or any Capital Lease.

“Lease Subordination” means that certain Subordination Agreement by and among MetLife, CROP PRODUCTION SERVICES, INC., a Delaware corporation, as Tenant and GPGC TN, as Owner in form and substance acceptable to MetLife and any other subordination agreements in form and substance acceptable to and as reasonably required by MetLife.

“Loan Subordination” means that certain Subordination Agreement by and among MetLife, GPGC TN, The Thomas W. Wade, Jr. Living Trust dated July 25, 2002 in form and substance acceptable to MetLife.

“Maintenance Capital Expenditures” means all Capital Expenditures, determined in accordance with GAAP, made in the ordinary course of business to maintain existing business operations of the Borrowers in any fiscal year.

“Material Adverse Change” shall mean a material change with respect to: (a) the business, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole; (b) the ability of the Borrowers to pay or perform their obligations in accordance with the terms of the Note, this Agreement or any of the Collateral Documents; (c) your rights or remedies under the Note, this Agreement or any of the Collateral Documents or any related document, instrument or agreement; (d) the value of the property subject to the Collateral Documents, your mortgage, security interest and/or other lien or encumbrance in the property subject to the Collateral Documents or the perfection or priority of such mortgage, security interest and/or other lien or encumbrance; (e) the validity of any of the Note, this Agreement or any of the Collateral Documents; or (f) the use, occupancy or operation of the Facility taken as a whole.

“Permitted Encumbrances” shall be defined as set forth in the Deeds of Trust.

“Person” includes an individual or any Entity.

“Post-Close Agreement” means that certain agreement between Borrowers and MetLife dated as of the date hereof.

“Restricted Investment” means any investment by the Borrowers or any Subsidiary in any other Person, whether by acquisition of stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, extension of credit on terms other than those normal in the business of the Borrowers or such Subsidiary, or otherwise (the foregoing items being herein collectively called “Investments”, and individually, an “Investment”); provided, however, that the term “Restricted Investment” shall not include:

(i) marketable obligations issued or guaranteed by the United States of America or by any agency of the United States of America, and maturing not later than twelve months from the date of acquisition thereof,

(ii) commercial paper, issued by a Entity duly organized and existing under the laws of the United States of America or any State thereof and having a net worth of not less than $100,000,000, which has one of the two highest credit ratings by a responsible independent credit agency of recognized standing,

(iii) Investments, up to an amount insured by the Federal Deposit Insurance Corporation, in negotiable certificates of deposit or bankers’ acceptances issued by, or drawn on, a United States bank or trust company that is a member of the Federal Reserve Bank and maturing not later than twelve months from the date of acquisition thereof, and

(iv) Investments in any Subsidiary or in any Entity which by reason thereof will immediately after such Investment become a Subsidiary.

“Restricted Payments” means dividends, distributions, purchases, redemptions, retirements, acquisitions, or other payments to shareholders, owners or members of the Borrowers or any of them, or owners of any beneficial interest in any Borrower (in either cash or property) and Restricted Investments.

“Revolving Credit Agent” means BNP Paribas Bank, under the terms of the BNP Credit Agreement, and any successor or replacement agent

“Subsidiary” means any Entity at least a majority of whose outstanding stock or membership or other equity interests having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such Entity (other than stock having such power only by reason of the happening of a contingency) shall at the time be owned directly or indirectly by the Borrowers and/or one or more Subsidiaries of any of the Borrowers.

“Voting Stock” as applied to the stock of any corporation (or similar interest in a limited liability company or other Entity), shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of such corporation other than stock having such power only by reason of the happening of a contingency; and as applied to the ownership of any limited liability company, limited liability limited partnership, or other Entity, shall mean membership or ownership interests of any class, classes, designations or descriptions, however designated or described, having ordinary voting power for the election of a majority of the managers or other controlling person or persons of such Entity.

“Working Capital” means as of any date of determination with respect to any Person, (a) the excess of Consolidated Current Assets over Consolidated Current Liabilities of such Person as of such date minus (b) to the extent included in the calculation of Consolidated Current Assets, the sum of (i) the total book value of the Consolidated Current Assets of such Person properly classified as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, and organizational or developmental expenses, plus (ii) any subscriptions receivable, plus (iii) loans by Borrowers to, investments in, and receivables and other obligations from Borrowers’ Subsidiaries, other Affiliates, officers, employees or directors of such Person not in the ordinary course of business, plus (iv) any treasury stock.

All accounting terms used herein and not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP as it exists at the date of applicability thereof.

SECTION 9. DEFAULTS AND REMEDIES.

9.1 Events of Default; Acceleration. If one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest upon the Note when such interest becomes due and payable; or

(b) default in the payment of principal of (or Prepayment Price, if any, on) the Note when and as the same shall become due and payable, whether at maturity or at a date fixed for principal payment or prepayment (including, without limitation, a principal payment or prepayment as provided in Section 5.1 or Section 5.2), or by acceleration or otherwise; or

(c) default in the performance or observance of any other covenant, agreement or condition contained herein, or in the Note or Deeds of Trust, or any other document or instrument relating to the Loan, and such non-monetary default shall not have been cured by either an irrevocable cash equity injection in an amount necessary to cure such non-monetary default or by other means acceptable to you on or before the expiration of forty-five (45) days from the date of occurrence thereof; provided, that notwithstanding anything to the contrary in this Agreement, the Note or the Collateral Documents, if such non-monetary default is not cured by the fifteenth (15) Business Day after the occurrence thereof, you may charge interest at the Default Rate; or

(d) any Borrower or any Subsidiary shall not pay when due, whether by acceleration or otherwise, any evidence of indebtedness of such Borrower or such Subsidiary (other than the Note), or any condition or default shall exist under any such evidence of indebtedness or under any agreement under which the same may have been issued permitting such evidence of indebtedness to become or be declared due prior to the stated maturity thereof; or

(e) any Borrower or any Subsidiary shall file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or an answer consenting to, admitting the material allegations of or otherwise not controverting, or shall fail to timely controvert, a petition filed against such Borrower or such Subsidiary seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or any Borrower or any Subsidiary shall file such a petition or answer with respect to relief under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of Entities or an arrangement, composition, extension or adjustment with creditors; or

(f) a court of competent jurisdiction shall enter an order for relief which is not stayed within 60 days from the date of entry thereof against any Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended; or there shall be entered an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed within 60 days from the date of entry thereof adjudging any Borrower or any Subsidiary a bankrupt or insolvent, or ordering relief against any Borrower or any Subsidiary, or approving as properly filed a petition seeking relief against any Borrower or any Subsidiary, under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of Entities or Persons or an arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of any Borrower or any Subsidiary or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs; or any involuntary petition against any Borrower or any Subsidiary seeking any of the relief specified in this clause shall not be dismissed within 60 days of its filing; or

(g) any Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or any Borrower or any Subsidiary shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of such Borrower or such Subsidiary or of all or any substantial part of its property; or any Borrower or any Subsidiary shall have admitted to its insolvency or inability to pay, or shall have failed to pay, its debts generally as such debts become due; or any Borrower or any Subsidiary or its directors or majority members shall take any action to dissolve or liquidate such Borrower or such Subsidiary (other than as contemplated by Section 7.6(a)); or

(h) any Borrower or any Subsidiary shall (1) engage in any non-exempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (2) incur any “accumulated funding deficiency,” as defined in Section 302 of ERISA, in an amount in excess of $10,000, whether or not waived, or (3) terminate or permit the termination of an “employee pension benefit plan,” as defined in Section 3 of ERISA, in a manner which could result in the imposition of a Lien on any property of such Borrower or such Subsidiary pursuant to Section 4068 of ERISA securing an amount in excess of $10,000; or

(i) any representation or warranty made by the Borrowers in Section 2 hereof or in any Collateral Document or in any certificate or instrument furnished in connection therewith shall prove to have been false or misleading in any respect as of the date made; or

(j) the dissolution of any of the Borrowers or any Subsidiary, whether by operation of law or otherwise (other than as may be permitted under Section 7.6(a) above, or a dissolution resulting from a transfer by will or intestate succession);

then the entire outstanding principal amount of the Note, together with (1) all accrued but unpaid interest on the outstanding principal amount of the Note, (2) an amount equal to the Prepayment Price, computed as provided in Sections 5.1 and 5.2 (except that, for purposes of such computation, the Prepayment Date shall be deemed to be the date upon which the holder of the Note shall have declared the Note to be due and payable), and (3) accrued interest on all of the foregoing computed at the Overdue Interest Rate from and after the date of the Event of Default, shall immediately become due and payable without notice or demand to the Borrowers.

The Borrowers shall be obligated to notify you, in accordance with Section 10.6, below, immediately upon the occurrence of any event, act, or omission constituting an Event of Default, other than an Event of Default pursuant to Sections 9.1(a) or (b), above.

The Borrowers hereby expressly acknowledge and agree (i) that the Prepayment Price provided for in this Agreement is reasonable, (ii) that legal counsel of the Borrowers’ own choosing has advised the Borrowers with respect to such Prepayment Price, (iii) that any prepayment made at a time when it is otherwise restricted under the Note will result in material loss and damage to the holder of the Note, requiring such holder to secure reinvestments at additional costs which might not produce the same economic benefit to such holder as the economic benefits under the Note, (iv) that the foregoing Prepayment Price is a reasonable estimate of such loss and damage, and (v) the Borrowers shall be estopped hereafter from claiming differently as to any of the foregoing. The foregoing Prepayment Price is not intended to be a penalty, but instead shall serve as liquidated damages to provide you with the benefit of your bargain.

9.2 Suits for Enforcement. In case an Event of Default shall occur and be continuing, the holder of the Note may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant contained in the Note or in this Agreement or in any Collateral Document or in aid of the exercise of any power granted in the Note or in this Agreement or in any Collateral Document or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the holder of the Note. The Borrower agrees that their obligations under Section 5, including without limitation any applicable Prepayment Price, are of the essence of this Agreement, and upon application to any court of equity having jurisdiction in the premises, the original holder of the Note shall be entitled to a decree against the Borrower requiring specific performance of such obligations.

9.3 Remedies Not Waived. No course of dealing between the holder of the Note and the Borrowers or any delay or failure on the part of the holder in exercising any rights under the Note or under any Collateral Document or hereunder shall operate as a waiver of any rights of such holder.

9.4 Remedies Cumulative. No remedy herein or in the Note or in any Collateral Document conferred upon the holder of the Note is intended to be exclusive of any other remedy and each and every remedy shall be in addition to every other remedy given hereunder or under the Note or under any Collateral Document or now or hereafter existing at law or in equity or by statute or otherwise.

9.5 Costs and Expenses. The Borrowers shall pay to the holder of the Note, to the extent permitted under applicable law, all reasonable out-of-pocket expenses incurred by such holder as shall be sufficient to cover the cost and expense of enforcing such holder’s rights under the Note and any Collateral Document or the collecting and foreclosing upon, or otherwise dealing with, the Collateral, or participating in any litigation or bankruptcy proceeding for the protection or enforcement of the holder’s collateral or claim against the Borrower or otherwise incurred in connection with the occurrence of an Event of Default, said expenses to include reasonable compensation to the attorneys and counsel of such holder for any services rendered in that connection, upon the Note held by such holder.

SECTION 10. MISCELLANEOUS.

10.1 Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Borrowers of the loss, theft, destruction or mutilation of the Note, and, in the case of any such loss, theft or destruction, upon receipt of a bond of indemnity reasonably satisfactory to the Borrowers or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Borrowers will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated the date of, or, if later, the date to which interest has been paid on, the lost, stolen, destroyed or mutilated Note. In the case of a holder of the Note which is an institutional investor (such as you), its own unsecured agreement of indemnity shall be deemed satisfactory to the Borrowers.

10.2 Expenses. Whether or not the Loan herein contemplated shall be consummated, the Borrowers acknowledge that they have paid to you the total amount of $300,000.00 as a service charge (the “Processing Fee”). The Processing Fee is fully earned and non-refundable. Additionally, the Borrowers shall pay all costs of executing and closing this agreement and the Collateral Documents including, without limitation, your attorney’s fees and expenses, the Borrowers’ Attorney’s fees and expenses, appraisals, title insurance with endorsements, and all title abstract costs, recording costs, surveys, environmental reports, and all related expenses. The Borrowers’ obligations under this Section 10.2 shall survive the payment or prepayment of the Note.

10.3 Stamp Taxes, Recording Fees, etc. The Borrowers will pay, and save you and any subsequent holder of the Note harmless against, any and all liability (including any interest or penalty for non-payment or delay in payment) with respect to stamp and other taxes (other than any such stamp or other taxes incurred upon a transfer of the Note by you), if any, and all recording and filing fees which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement and the Collateral Documents, including, without limitation, the issuance and delivery of the Note, the execution, delivery, filing and recording of the Collateral Documents and financing statements related thereto, or any modification, amendment or alteration thereof. The obligations of the Borrowers under this Section 10.3 shall survive the payment or prepayment of the Note.

10.4 Successors and Assigns. All covenants, agreements, representations and warranties made herein, in the Collateral Documents and in the Note or in certificates delivered in connection herewith by or on behalf of the Borrowers shall survive the issuance and delivery of the Note to you, the making of the loan by you as provided in Section 1.2, and shall bind the successors and assigns of the Borrowers, whether so expressed or not, and all such covenants, agreements, representations and warranties shall inure to the benefit of your successors and assigns, including any subsequent holder of any of the Note.

10.5 Payment. Notwithstanding any provision to the contrary in the Note contained, the Borrowers will promptly and punctually pay to you by wire transfer of immediately available funds pursuant to wiring instructions from you, or at your request, by check mailed (not later than three days prior to the date any payment is due) to Metropolitan Life Insurance Company, Agricultural Investments, 5047 Collection Center Drive, Chicago, Illinois 60693-0500 or by such other method or to such other address as may be designated in writing by you, all amounts payable in respect of the principal of, Prepayment Price if any, and interest on, the Note, without any presentment thereof and without any notation of such payment being made thereon.

10.6 Notices. All notices, consents, approvals, elections and other communications (collectively “Notices”) hereunder shall be in writing (whether or not the other provisions of this Agreement expressly so provide) and shall be deemed to have been duly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or courier service to the parties at the following addresses (or at such other addresses as shall be given in writing by any party to the others pursuant to this Section 10.6) and shall be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such Express Mail or courier service:

If to the Borrowers:	Green Plains Grain Company, LLC Green Plains Grain Company TN LLC Green Plains Essex Inc. 450 Regency Parkway, Suite 400 Omaha, NE 68114 Attention: Jerry L. Peters

With a copy to:	Michelle Mapes General Counsel Green Plains Renewable Energy 450 Regency Parkway, Suite 400 Omaha, NE 68114

If to Lender:	Metropolitan Life Insurance Company Agricultural Investments 10801 Mastin Blvd., Suite 930 Overland Park, Kansas 66210 Attention: Director

With a copy to:	Drew K. Theophilus Baird Holm LLP 1500 Woodmen Tower 1700 Farnam Street Omaha, Nebraska 68102

10.7 Severability. If any provision of this Agreement or the Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the Note and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

10.8 Law Governing; Modification. This Agreement shall be construed in accordance with and governed by laws of the State of Nebraska. No provision of this Agreement may be waived, changed or modified, or the discharge thereof acknowledged, orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

10.9 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.11 USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who obtains a loan. MetLife will ask for the Borrowers’ legal name, address, tax ID number or social security number and other identifying information. MetLife may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrowers, any guarantors or other related persons.

10.12 FINAL CREDIT AGREEMENT. THIS WRITTEN AGREEMENT, THE NOTE AND THE COLLATERAL DOCUMENTS ARE THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE BORROWERS AND YOU AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE BORROWERS AND YOU. THE BORROWERS AND YOU HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THE BORROWERS AND YOU WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN CREDIT AGREEMENT, THE NOTE, THE COLLATERAL DOCUMENTS, AND ANY RELATED LOAN DOCUMENTS.

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NOTICE: Pursuant to Nebraska law, a credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

Agreed as of the date first referenced above.

GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company

By:	/s/ Jerry L. Peters
Its:	Chief Financial Officer

GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company

By:	/s/ Jerry L. Peters
Its:	Chief Financial Officer

GREEN PLAINS ESSEX INC., an Iowa corporation

By:	/s/ Jerry L. Peters
Its:	Chief Financial Officer

The foregoing agreement is hereby accepted as of the date first above written.

METROPOLITAN LIFE INSURANCE COMPANY

By	/s/ Kevin Harshberger
Kevin Harshberger
Its	Director

EXHIBIT A

TO LOAN AGREEMENT

FORM OF NOTE

GREEN PLAINS GRAIN COMPANY, LLC,

a Delaware limited liability company

GREEN PLAINS GRAIN COMPANY TN LLC,

a Delaware limited liability company

and

GREEN PLAINS ESSEX INC., an Iowa corporation

$30,000,000.00.00

October 28, 2011

For value received, GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company; GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company; and GREEN PLAINS ESSEX INC., an Iowa corporation (each a “Borrower” and collectively, the “Borrowers”), hereby, jointly and severally promise to pay to Metropolitan Life Insurance Company, a New York corporation, or assigns (“Lender”), on the Maturity Date as defined in the Loan Agreement (hereafter defined), the principal amount of Thirty Million and No/100 Dollars ($30,000,000.00.00) (or such lesser amount as was actually disbursed and so much thereof as shall not have been theretofore paid by mandatory principal payments required and optional prepayments permitted in the Loan Agreement) in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the address provided in Section 10.6 of the Loan Agreement, and to pay interest monthly (computed on the basis of a 30/360-day year) at said address, in like coin or currency, on the unpaid portion of said principal amount from the date hereof, on the first day of each month, commencing on the first day of the first full month subsequent to the Closing Date (as defined in the Loan Agreement), at the rate of 6.00% per annum until such unpaid portion of such principal amount shall have become due and payable and at the Default Rate as defined in the Loan Agreement thereafter and, so far as may be lawful, on any overdue installment of interest at such Default Rate. From and after an Event of Default, the entire balance of the Note shall bear interest at the Default Rate, both before and after any judgment on the indebtedness evidenced by the Note. Following an increase in the interest rate by reason of an Event of Default, the rate shall be reduced to that in effect immediately prior to the Event of Default if the default is cured to Lender’s satisfaction. This paragraph shall not be deemed to constitute a waiver of Lender’s remedies if an Event of Default occurs.

This Secured Promissory Note (herein called the “Note”) is issued pursuant to and entitled to the benefits of the Loan Agreement, dated of even date herewith, between the Borrowers and Lender (herein called the “Loan Agreement”), the terms and provisions of which are hereby incorporated by reference and made a part of the terms of this Note. The Note is secured by and/or entitled to the benefits of (i) a first priority Deed of Trust, Security Agreement, UCC Fixture Filing and Assignment of Leases and Rents to be entered into by the Borrowers, as Trustor, recorded with the County Recorder of Nodaway County, Missouri; (ii) first priority Deeds of Trust, Security Agreement, UCC Fixture Filing and Assignment of Leases and Rents to be entered into by the Borrowers, as Trustor, recorded with the County Recorders of Gibson, Henry and Obion Counties, Tennessee; and (iii) first priority Mortgages, Security Agreement, UCC Fixture Filing and Assignment of Leases and Rents to be entered into by Borrowers, as Mortgagor, recorded with the County Recorders of Clay, Dickinson, Emmet and Page Counties, Iowa, as further evidenced by a UCC Financing Statement authorized by the Borrowers and filed at the office of the Delaware Secretary of State and the Iowa Secretary of State.

This Note is subject to mandatory principal payments and optional prepayment, in whole or in part, in certain cases with a premium and in other cases without premium, as provided in the Loan Agreement. The interest rate applicable to advances under this Note is fixed to the Maturity Date, in the absence of an Event of Default as provided in the Loan Agreement. The unpaid principal balance and all other amounts owing under this Note may be declared to be due and payable upon the happening of an Event of Default or Change of Control Date (as defined in the Loan Agreement).

In the event this Note or any of the instruments referred to herein are placed in the hands of an attorney or attorneys for collection or enforcement or if the holder of the Note is required to obtain attorneys and incur expenses and attorney fees by reason of litigation or participation in bankruptcy proceedings for the protection or enforcement of its collateral and claim against the Borrowers or any guarantors of this Note, then in all such cases, the holder of the Note shall be entitled to reasonable attorney fees and expenses from the Borrowers.

The Borrowers waive diligence, demand, presentment, notice of nonpayment and protest, and consent to extensions of the time of payment, surrender or substitution of security, or forbearance, or other indulgence, without notice.

This Note shall be construed in accordance with and governed by the laws of the State of Nebraska.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be signed by its officers, partners or managers thereunto duly authorized, and to be dated as of the day and year first above written.

GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company

By:
Its:

GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company

By:
Its:

GREEN PLAINS ESSEX INC., an Iowa corporation

By:
Its:

[NOTARY BLOCKS TO APPEAR ON FOLLOWING PAGE]

STATE OF _______________	)
	)	ss.
COUNTY OF _____________	)

The foregoing instrument was acknowledged before me this              day of             , 2011, by             , the              of GREEN PLAINS ESSEX INC., an Iowa corporation, on behalf of the corporation.

Notary Public

STATE OF _______________	)
	)	ss.
COUNTY OF _____________	)

The foregoing instrument was acknowledged before me this              day of             , 20__, by             , the              of GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company, on behalf of the company.

Notary Public

STATE OF _______________	)
	)	ss.
COUNTY OF _____________	)

The foregoing instrument was acknowledged before me this              day of             , 20__, by             , the              of GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company, on behalf of the company.

Notary Public

EXHIBIT B

TO LOAN AGREEMENT

OWNERSHIP OF COMPANIES AND SUBSIDIARIES

Green Plains Grain Company LLC

Members:	Green Plains Renewable Energy, Inc. (100%)
Subsidiaries:	Green Plains Grain Company TN LLC
Great Lakes Grain Storage LLC

Green Plains Grain Company TN LLC

Member:	Green Plains Grain Company LLC (100%)
Subsidiaries:	None

Green Plains Essex Inc.

Shareholders:	Green Plains Renewable Energy, Inc. (100%)
Subsidiaries:	None

EXHIBIT C

TO LOAN AGREEMENT

PERSONAL PROPERTY ENCUMBRANCES

1. A financing statement or statements filed or to be filed with the Secretary of States of Iowa and Delaware evidencing the security interest in personal property granted by Borrowers to and in favor of the Revolving Credit Agent, with such security interest being subject to Intercreditor Agreement.

2. UCC financing statement no. 101930894 (SRV 100579827) filed with the Secretary of State of Delaware evidencing the security interest in certain personal property granted by GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company, to and in favor of the Thomas W. Wade, Jr. Living Trust dated July 25, 2002, with such security interest being subject to that certain Subordination Agreement by and among MetLife and the Sellers set forth therein.

3. UCC financing statements nos. 103178237 (SRV 100902551), 103826249 (SRV 101047976), 104246256 (SRV 101145433) filed with the Secretary of State of Delaware evidencing the security interest in certain equipment and other personal property granted by GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company, to and in favor of M&I Equipment Finance Company.

4. UCC financing statement no. 113326272 (SRV 110956674) filed with the Secretary of State of Delaware evidencing the security interest in certain personal property granted by GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company, to and in favor of Macquarie Commodities (USA) Inc.

5. UCC financing statements nos. 81703261 (SRV 080559274) and 81703287 (SRV 080559277) filed with the Secretary of State of Delaware evidencing the security interest in certain equipment and other personal property granted by GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company, to and in favor of Wells Fargo Equipment Finance, Inc.

6. UCC financing statement no. 82265989 (SRV 080751356) filed with the Secretary of State of Delaware evidencing the security interest in certain personal property granted by GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company, to and in favor of Cooperative Credit Company.

7. UCC financing statements nos. 93438683 (SRV 090950623), 101760937 (SRV 100536100) and 102415614 (SRV 100719695) filed with the Secretary of State of Delaware evidencing the security interest in certain personal property granted by GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company, to and in favor of AGCO Finance LLC.

8. UCC financing statement no. 94148992 (SRV 091109754) filed with the Secretary of State of Delaware evidencing the security interest in certain equipment and other personal property granted by GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company, to and in favor of Heartland Rentals, Inc.

9. UCC financing statement no. 110232408 (SRV 110066253) filed with the Secretary of State of Delaware evidencing the security interest in certain equipment and other personal property granted by GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company, to and in favor of Advanced Systems, Inc.

10. UCC financing statement no. 113326280 (SRV 110956675) filed with the Secretary of State of Delaware evidencing the security interest in certain personal property granted by GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company, to and in favor of Macquarie Commodities (USA) Inc.

EXHIBIT “D”

FORM OF ADVANCE REQUEST

[Borrower letterhead]

VIA FAX AND OVERNIGHT MAIL

                , 20

Metropolitan Life Insurance Company

10801 Mastin Blvd., Suite 930

Overland Park, KS 66210

Attention: Kevin J. Harshberger, Director

RE:	Request for Advance/Lender Loan

Dear Mr. Harshberger:

Reference is made to that certain Loan Agreement, dated as of October 28, 2011, among GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company; GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company; and GREEN PLAINS ESSEX INC., an Iowa corporation (each a “Borrower” and collectively, the “Borrowers”) and METROPOLITAN LIFE INSURANCE COMPANY (“Lender”). Unless otherwise indicated, all terms defined in the Loan Agreement have the same respective meanings when used herein.

Pursuant to Section 1.2(c) of the Loan Agreement, the Borrower hereby irrevocably requests a Subsequent Advance under the Loan upon the following terms:

(a)	The principal amount of the Subsequent Advance is $2,000,000;

(b)	The date of the requested Subsequent Advance is to be , 20__.

The Borrowers hereby certify to the Lender that, on the date of this Advance Request and after giving effect to the requested Subsequent Advance: (a) The representations and warranties of the Borrowers set forth in the Loan Agreement and in the Collateral Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date); (b) No Event of Default has occurred and is continuing, and no default has occurred or condition exists which with the giving of notice or the expiration of time or both would become such an Event of Default; (c) The Note, the Loan Agreement and all of the Collateral Documents are in full force and effect; (d) The total amount of the outstanding Initial Advance and the requested Subsequent Advance under the Loan, would be permitted under the Loan Agreement; and (e) Borrower is in compliance with all other requirements of Section 3.11 of the Loan Agreement.

Please disburse the Subsequent Advance as set forth on Schedule “1” attached hereto.

IN WITNESS WHEREOF, Borrower has executed this Advance Request on the date set forth above.

GREEN PLAINS GRAIN COMPANY, LLC, a Delaware limited liability company	GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company

By:	By:
Its:	Its:

GREEN PLAINS ESSEX INC., an Iowa corporation

By:
Its:

SCHEDULE “1”

Insert wire instructions